Exhibit 99.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS
BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE
HARM TO ALLIANCE VENTURES B.V., RENAULT S.A.S., MITSUBISHI MOTORS CORPORATION AND
NISSAN MOTOR CO., LTD. IF PUBLICLY DISCLOSED.

INVESTMENT AGREEMENT RE WERIDE INVESTMENT

between

RENAULT S.A.S.

MITSUBISHI MOTORS CORPORATION

NISSAN MOTOR CO., LTD.

and

ALLIANCE VENTURES B.V.

relating to

the contemplated investments in WeRide Inc. through Alliance Ventures B.V.

dated as of 19 July 2024

investment agreement (WeRide 2024)

THIS INVESTMENT AGREEMENT (the Agreement) is dated 19 July 2024 and made between:

(1)	Renault s.a.s., a company (société par actions simplifiée) under the laws of France, having its registered office address at 122 Avenue du Général Leclerc, 92100 Boulogne-Billancourt, France, registered with the trade register of Nanterre, France (Registre du Commerce et des Sociétés of Nanterre) under number 780 129 987 (Renault);

(2)	Mitsubishi Motors Corporation, a company organized and existing under the laws of Japan, having its registered office at 1-21, Shibaura 3-chome, Minato-ku, Tokyo 108-8410, Japan, registered with the trade register of Tokyo, Japan (Legal Affairs Bureau Tokyo, Japan) under number 0104-01-029044 (MMC);

(3)	Nissan Motor Co., Ltd., a company organized and existing under the laws of Japan, having its registered office at No. 2 Takaro-cho, Kanagawa-ku Yokohama-shi, Kanagawa 220-8623, Japan, registered with the trade register of Yokohama, Japan (Legal Affairs Bureau Yokohama, Japan) under number 0200-01-031109 (Nissan); and

(4)	Alliance Ventures B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at Boeingavenue 275, 1119 PD, Schiphol-Rijk, the Netherlands, registered with the Dutch trade register under number 70350426 (Company);

Parties (1) through (3) are also jointly referred to as the Shareholders or the Alliance and individually as a Shareholder;

Parties (1) through (4) are also jointly referred to as the Parties and individually as a Party;

WHEREAS:

(A)	the Parties to this Agreement are a party to the joint venture agreement dated 27 February 2018 as amended and restated by the amended and restated joint venture agreement dated 2 October 2019 (the Joint Venture Agreement). Capitalised terms used but not defined in this Agreement shall have the meaning given thereto in the Joint Venture Agreement;

(B)	the Parties to this Agreement are further party to a side letter dated 19 May 2021, regarding the investment of the Company in the Series C-1 shares in WeRide (2021 Side Letter);

(C)	Renault and Nissan have expressed their interest in:

(a)	the acquisition of ordinary shares in WeRide Inc., a company organized under the laws of the Cayman Islands (WeRide) from [*], being restricted securities within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended and interpreted from time to time (Securities Act) (RSU Transaction); and

(b)	the subscription to Class A ordinary shares in WeRide (Class A Ordinary Shares) to be issued through a private placement which is exempted from registration pursuant to Regulation S of the Securities Act and will be completed concurrently with the closing of WeRide’s envisaged initial public offering of American Depositary Shares (ADS) representing Class A Ordinary Shares (IPO), at a price per share equal to the price per ADS set forth on the cover of WeRide’s final prospectus in connection with the IPO divided by the number of the Class A Ordinary Shares represented by one ADS (Concurrent Private Placement Transaction).

investment agreement (WeRide 2024)	1

WeRide is a Chinese autonomous vehicle start-up that owns advanced level 4 autonomous driving technology. Each of Renault and Nissan values WeRide highly in terms of its (i) Technological Leadership and Innovation: WeRide is at the forefront of autonomous driving technology; (ii) Market Expansion and Synergy: each of Renault and Nissan can tap into expanding the market with WeRide together in each of its core markets; (iii) Sustainability and Future Mobility: Autonomous driving is a key component of the future of mobility, which includes sustainable and efficient transportation solutions. In light of these competencies of WeRide, each of Renault and Nissan independently made its own investment decision for its own strategies. Renault wishes to make an additional investment in WeRide of in the aggregate USD [*] via the Company (the Renault Investment), through the RSU Transaction and the Concurrent Private Placement Transaction. Nissan wishes to make an additional investment in WeRide of in the aggregate USD [*] via the Company (the Nissan Investment), through the RSU Transaction and the Concurrent Private Placement Transaction;

(D)	the Company currently owns [*] Series A shares (Company’s WeRide Shares) and [*] Series C-1 shares (Nissan’s Current Shares) in WeRide, on the basis of which the Company’s fully diluted ownership is [*]% (including the [*] Series A shares obtained pursuant to the exercise of 2nd tranche of Series A warrants);

(E)	MMC indicated that it is not interested in the RSU Transaction or Concurrent Private Placement Transaction, but acknowledged that the Renault Investment and the Nissan Investment will be held through the Company, whereby the sole risk and benefit in relation to the Renault Investment and the Nissan Investment shall be for the account of Renault and Nissan, respectively;

(F)	the Parties confirmed and agreed that only Renault and Nissan will make the Renault Investment and the Nissan Investment, respectively, through the Company, and as a consideration Renault and Nissan will enjoy any and all rights and benefits, directly or indirectly arising from the Renault Investment and the Nissan Investment, respectively, subject to the provisions of this Agreement;

(G)	the Company shall use the Renault Investment to:

(a)	acquire [*] ordinary shares in WeRide, for a purchase price of USD [*] per ordinary share, through the RSU Transaction for a total amount of USD [*] (Renault RSU Participation; the ordinary shares in WeRide acquired pursuant to the Renault RSU Participation shall be referred to as the Renault RSU Shares); and

(b)	subscribe to the Class A Ordinary Shares to be issued through the Concurrent Private Placement Transaction for a total amount of USD [*] (Renault IPO Participation and jointly with the Renault RSU Participation: Renault WeRide Participation; the Class A Ordinary Shares acquired pursuant to the Renault IPO Participation shall be referred to as the Renault IPO Shares), which Renault WeRide Participation shall be held by the Company for the risk and benefit of Renault;

investment agreement (WeRide 2024)	2

(H)	the Company shall use the Nissan Investment to:

(a)	acquire [*] ordinary shares in WeRide, for a purchase price of USD [*] per ordinary share, through the RSU Transaction for a total amount of USD [*] (Nissan RSU Participation; the ordinary shares in WeRide acquired pursuant to the Nissan RSU Participation shall be referred to as the Nissan RSU Shares); and

(b)	subscribe to the Class A Ordinary Shares to be issued through the Concurrent Private Placement Transaction for a total amount of USD [*] (Nissan IPO Participation and jointly with the Nissan RSU Participation: Nissan WeRide Participation; the Class A Ordinary Shares acquired pursuant to the Nissan IPO Participation shall be referred to as the Nissan IPO Shares), which Nissan WeRide Participation shall be held by the Company for the risk and benefit of Nissan;

(I)	upon the IPO, the Company’s WeRide Shares and Nissan’s Current Shares shall be converted from Series A shares and Series C-1 shares, respectively, into Class A Ordinary Shares; the Company shall create three separate brokerage accounts on which it shall hold and administer the Class A Ordinary Shares after the IPO, (i) a brokerage account on which it shall hold and administer the (converted) Company’s WeRide Shares (Brokerage Account AVBV), (ii) a brokerage account on which it shall hold and administer the Renault RSU Shares and the Renault IPO Shares (Brokerage Account Renault) and (iii) a brokerage account on which it shall hold and administer the Nissan RSU Shares, the Nissan IPO Shares and the (converted) Nissan’s Current Shares (Brokerage Account Nissan);

(J)	on 19 July 2024, the Company approved the Renault Investment and the Nissan Investment;

(K)	the Shareholders wish to enter into this Agreement to record each of their rights and obligations in respect of the Renault Investment and the Nissan Investment through the Company; and

(L)	the Company is a party to this Agreement in order to express its agreement to the contents and to accept its obligations under this Agreement.

IT IS AGREED as follows:

1	Undertakings in relation to the RENAULT INVESTMENT through the Company

1.1	Share premium contribution by Renault and use of such contribution by the Company

1.1.1	The Shareholders acknowledge and agree that Renault shall contribute:

(a)	an amount of USD [*] to the capital of the Company for the purpose of the Renault RSU Participation (Renault RSU Contribution); and

(b)	an amount of USD [*] to the capital of the Company for the purpose of the Renault IPO Participation (Renault IPO Contribution, jointly with the Renault RSU Contribution: Renault Contribution),

both by way of a share premium contribution (agiostorting). For this purpose, the Parties shall enter into a share premium contribution agreement along the lines of the format as attached hereto as Annex (Share Premium Contribution Agreement).

investment agreement (WeRide 2024)	3

1.1.2	The Company shall use the full amount of the Renault RSU Contribution for the Renault RSU Participation. The Company shall use the full amount of the Renault IPO Contribution for the Renault IPO Participation.

1.1.3	Renault must effect payment of the the Renault RSU Contribution and the Renault IPO Contribution by wire transfer of the amount thereof to the bank account of the Company. The Renault RSU Contribution and the Renault IPO Contribution must be transferred by Renault to the Company by August 12th, 2024 at the latest.

1.1.4	After the IPO, the Company shall create the Brokerage Account Renault on which it shall hold and administer the Renault RSU Shares and the Renault IPO Shares.

1.1.5	The sole risk and benefit in relation to the Renault WeRide Participation shall be for the account of Renault. For the sake of clarity, upon an exit, disposal, transfer or sale, in whole or in part, of the Renault WeRide Participation upon Renault’s direction in accordance with Clause 1.2.2, the full proceeds of such exit, disposal, transfer or sale of the Renault WeRide Participation, irrespective of whether such proceeds are higher or lower than the Renault Contribution (for the avoidance of doubt, the initial investment in the amount of the Renault Contribution shall be taken into account in the proceeds), minus any transaction costs related thereto such as tax costs and bank charges, shall be transferred by the Company to Renault as soon as practicable after such exit, disposal, transfer or sale, in accordance with Clause 1.2.3.

1.2	Conduct in respect of the Renault WeRide Participation

1.2.1	The Parties acknowledge and agree that the Renault WeRide Participation shall be solely for the benefit and risk of Renault (including but not limited to financial benefits and risks) and that the Company shall not exercise any and all rights as shareholder of WeRide that arise from the Renault WeRide Participation without Renault’s prior written approval, which approval shall not be unreasonably withheld.

1.2.2	Subject to the provisions of this Agreement, Renault is entitled, at its sole discretion and independently from (i) the Company’s and/or the Shareholders’ direction in respect of the Company’s WeRide Shares and (ii) Nissan’s direction in respect of Nissan’s Current Shares and the Nissan WeRide Participation, to exercise any shareholder’s rights on the Renault WeRide Participation and to determine any matters in relation to the ownership or the title of the shares in connection with the Renault WeRide Participation, including but not limited to the disposal, transfer, sale, assignment, grant of security or waiver of any rights in whole or in part of the Renault RSU Shares and the Renault IPO Shares. the Company shall abide by Renault’s direction with respect to shareholder’s rights in connection with the Renault WeRide Participation, even if Renault’s direction differs from the Company’s direction with respect to the Company’s WeRide Shares and Nissan’s direction in respect of Nissan’s Current Shares and the Nissan WeRide Participation, unless such action by the Company violates applicable law, including but not limited to such action not being in the corporate interest of the Company as set out in Section 2:239, paragraph 4, of the Dutch Civil Code, to the extent applicable.

1.2.3	The Shareholders and the Company commit to allocate all of the risk and benefit of the Renault WeRide Participation to Renault, and to repay or distribute, in accordance with the proceedings set out in clause 9 (Dividends) of the Joint Venture Agreement, article 21 (Profits and Distributions) of the Articles of Association and all other provisions in relation to the exercising shareholder’s rights included therein, the proceeds in relation to the Renault WeRide Participation to Renault.

investment agreement (WeRide 2024)	4

1.2.4	All the (transaction) costs related to the Renault WeRide Participation that are incurred by the Company, such as general expenses and adviser or expert fees and counsel fees, shall be for the account of Renault and shall be reimbursed by Renault to the Company through the subsequent cash call by the Company for the OPEX budget, even if the the Condition Precedent (as defined in Clause 4.1.1) has not been satisfied and/or the Condition Subsequent (as defined in Clause 4.2.1) has been satisfied.

2	Undertakings in relation to the Nissan Investment through the Company

2.1	Share premium contribution by Nissan and use of such contribution by the Company

2.1.1	The Shareholders acknowledge and agree that Nissan shall contribute:

(a)	an amount of USD [*] to the capital of the Company for the purpose of the Nissan RSU Participation (the Nissan RSU Contribution); and

(a)	an amount of USD [*] to the capital of the Company for the purpose of the Nissan IPO Participation (the Nissan IPO Contribution, jointly with the Nissan RSU Contribution: Nissan Contribution),

both by way of a share premium contribution. For this purpose, the Parties shall enter into the Share Premium Contribution Agreement.

2.1.2	The Company shall use the full amount of the Nissan RSU Contribution for the Nissan RSU Participation. The Company shall use the full amount of the Nissan IPO Contribution for the Nissan IPO Participation.

2.1.3	Nissan must effect payment of the Nissan RSU Contribution and the Nissan IPO Contribution by wire transfer of the amount thereof to the bank account of the Company. The Nissan RSU Contribution and the Nissan IPO Contribution must be transferred by Nissan to the Company by August 12th, 2024 at the latest.

2.1.4	After the IPO, the Company shall create the Brokerage Account Nissan on which it shall hold and administer the (converted) Nissan’s Current Shares, the Nissan RSU Shares and the Nissan IPO Shares.

2.1.5	The sole risk and benefit in relation to the Nissan WeRide Participation shall be for the account of Nissan. For the sake of clarity, upon an exit, disposal, transfer or sale, in whole or in part, of the Nissan WeRide Participation upon Nissan’s direction in accordance with Clause 2.2.2, the full proceeds of such exit, disposal, transfer or sale of the Nissan WeRide Participation, irrespective of whether such proceeds are higher or lower than the Nissan Contribution (for the avoidance of doubt, the initial investment in the amount of the Nissan Contribution shall be taken into account in the proceeds), minus any transaction costs related thereto such as tax costs and bank charges, shall be transferred by the Company to Nissan as soon as practicable after such exit, disposal, transfer or sale, in accordance with Clause 2.2.3.

investment agreement (WeRide 2024)	5

2.2	Conduct in respect of the Nissan WeRide Participation

2.2.1	The Parties acknowledge and agree that the Nissan WeRide Participation shall be solely for the benefit and risk of Nissan (including but not limited to financial benefits and risks) and that the Company shall not exercise any and all rights as shareholder of WeRide that arise from the Nissan WeRide Participation without Nissan’s prior written approval, which approval shall not be unreasonably withheld.

2.2.2	Subject to the provisions of this Agreement, Nissan is entitled, at its sole discretion and independently from (i) the Company’s and/or the Shareholders’ direction in respect of the Company’s WeRide Shares and (ii) Renault’s direction in respect of the Renault WeRide Participation, to exercise any shareholder’s rights on the Nissan WeRide Participation and to determine any matters in relation to the ownership or the title of the shares in connection with the Nissan WeRide Participation, including but not limited to the disposal, transfer, sale, assignment, grant of security or waiver of any rights in whole or in part of the Nissan RSU Shares and the Nissan IPO Shares. the Company shall abide by Nissan’s direction with respect to shareholder’s rights in connection with the Nissan WeRide Participation, even if Nissan’s direction differs from the Company’s direction with respect to the Company’s WeRide Shares (and Renault’s direction in respect of the Renault WeRide Participation), unless such action by the Company violates applicable law, including but not limited to such action not being in the corporate interest of the Company as set out in Section 2:239, paragraph 4, of the Dutch Civil Code, to the extent applicable.

2.2.3	The Shareholders and the Company commit to allocate all of the risk and benefit of the Nissan WeRide Participation to Nissan, and to repay or distribute, in accordance with the proceedings set out in clause 9 (Dividends) of the Joint Venture Agreement, article 21 (Profits and Distributions) of the Articles of Association and all other provisions in relation to the exercising shareholder’s rights included therein, the proceeds in relation to the Nissan WeRide Participation to Nissan.

2.2.4	All the (transaction) costs related to the Nissan WeRide Participation that are incurred by the Company, such as general expenses and adviser or expert fees and counsel fees, shall be for the account of Nissan and shall be reimbursed by Nissan to the Company through the subsequent cash call by the Company for the OPEX budget, even if the the Condition Precedent (as defined in Clause 4.1.1) has not been satisfied and/or the Condition Subsequent (as defined in Clause 4.2.1) has been satisfied.

3	weride board members and effect on shareholdings

3.1	WeRide Board Members

3.1.1	The Parties acknowledge and agree that, for as long as the Company has the right to nominate two persons to serve as board member in WeRide on behalf of the Company (Board Members and each a Board Member) pursuant to the nominating and support agreement (to be) entered into between WeRide, the founders of WeRide and the Company (Nominating Agreement):

(a)	Renault shall have the exclusive right to submit a proposal in respect of one of the persons who serves as a Board Member; and

(b)	Nissan shall have the exclusive right to submit a proposal in respect of one of the persons who serves as a Board Member,

investment agreement (WeRide 2024)	6

provided that (i) the proposed Board Member is capable of duly representing the interests of the Company and all the Shareholders in WeRide and (ii) the proposal in respect of the Board Member is in accordance with the provisions of the Joint Venture Agreement and the Investment Policy Statement.

3.1.2	In accordance with the Nominating Agreement, immediately after the effectuation of the Concurrent Private Placement Transaction, the Company will have the right to nominate two persons to serve as Board Members. If the Company sells shares in WeRide equal to between one percent (1%) and two precent (2%) of the then current fully diluted share capital of WeRide, the Company will have the right to only nominate one person to serve as Board Member. The Company will lose the right to nominate persons to serve as Board Member completely, if the Company sells shares in WeRide equal to two percent (2%) or more of the then current fully diluted share capital of WeRide.

3.1.3	The Parties acknowledge and agree that, if and for as long as the Company has the right to nominate only one person to serve as Board Member pursuant to the Nominating Agreement, the exclusive right to submit a proposal in respect of the person who serves as the Board Member shall be vested in either Renault or Nissan, depending on for (the risk and benefit of) which of them the Company holds the highest number of shares in WeRide provided that (i) the proposed Board Member is capable of duly representing the interests of the Company and all the Shareholders in WeRide and (ii) the proposal in respect of the Board Member is in accordance with the provisions of the Joint Venture Agreement and the Investment Policy Statement.

3.1.4	For the purpose of determination for (the risk and benefit of) which of Renault and Nissan the Company holds the highest number of shares in WeRide, respectively, as referred to in Clause 3.1.3:

(a)	the Renault RSU Shares, the Renault IPO Shares, and any equity securities in WeRide exchanged therefore, or converted, derived or accrued therefrom, each at such stage held and administered by the Company on the Brokerage Account Renault, shall count toward the number of shares in WeRide held by the Company for (the risk and benefit of) Renault, and

(b)	the Nissan RSU Shares, the Nissan IPO Shares, the (converted) Nissan’s Current Shares, and any equity securities in WeRide exchanged therefore, or converted, derived or accrued therefrom, each at such stage held and administered by the Company on the Brokerage Account Nissan, shall count toward the number of shares in WeRide held by the Company for (the risk and benefit of) Nissan.

3.1.5	Subject to this Clauses 3.1.1 and 3.1.2, the Company hereby commits to take the relevant Management Board and, as the case may be, Supervisory Board resolutions in order to implement the proposal of Renault and/or Nissan in respect of the Board Member(s).

3.1.6	In case of any joint discussion among the Parties on the sale of any of the (converted) Company’s WeRide Shares, resulting therein that the Company no longer has the right to nominate two persons to serve as Board Member but only has the right to nominate one Board Member pursuant to the Nominating Agreement, Renault may, as it seems necessary, bring up a discussion on the governance related to the allocation of the right of submit proposal in respect of the person who serves as such Board Member.

3.1.7	The Parties agree that for the period that Nissan and/or Renault has the right to submit a proposal in respect of the person(s) who serve(s) as the Board Member(s) pursuant to Clause 3.1.1 or 3.1.2, Nissan’s right to submit a proposal in respect of the person who serves as the board member in WeRide on behalf of the Company pursuant to clause 1.2.3 the 2021 Side Letter is suspended.

investment agreement (WeRide 2024)	7

3.1.8	To the extent permitted by the relevant agreements entered (or to be entered) into between the Company and WeRide, the Board Member(s) will disclose and provide board materials and key board information (including confidential information) in relation to WeRide to the Company, especially for the Company to be able to conduct its duty as regards the Company’s investments in WeRide (being the Current Investment, the Renault WeRide Participation and the Nissan WeRide Participation).

3.2	No effect on the shareholdings of the Shareholders

The Renault Contribution and the Nissan Contribution shall not have any effect on the shareholdings of the Shareholders, nor on each individual Shareholder’s entitlement to repayments and distributions other than the fact that Renault and Nissan shall solely be entitled to any proceeds in relation to the Renault WeRide Participation and the Nissan WeRide Participation, respectively (as set out in Clauses 1 and 2 above).

4	ConditionS

4.1	Condition precedent

4.1.1	The Renault RSU Contribution and the Nissan RSU Contribution are subject to the condition precedent (opschortende voorwaarde) that the Renault RSU Participation and the Nissan RSU Participation, respectively, are completed on or before July 29th, 2024 (the Condition Precedent).

4.2	Condition subsequent

4.2.1	The Renault IPO Participation, the Renault IPO Contribution, the Nissan IPO Participation and the Nissan IPO Contribution are subject to the condition subsequent (ontbindende voorwaarde) that the IPO does not take place prior to September 30th, 2024 (the Condition Subsequent).

4.2.2	If it becomes clear that the Condition Subsequent is satisfied, the Company shall:

(a)	repay the amount of the Renault IPO Contribution to Renault to the extent that the Renault IPO Contribution has been made by Renault; and

(b)	repay the amount of the Nissan IPO Contribution to Nissan to the extent that the Nissan IPO Contribution has been made by Nissan,

such in accordance with the Share Premium Contribution Agreement.

5	CONTINUITY

5.1	Continuing obligations

5.1.1	The provisions of the Joint Venture Agreement and the 2021 Side Letter shall, save as supplemented by this Agreement, continue in full force and effect.

5.1.2	The rights and obligations under the Joint Venture Agreement and the 2021 Side Letter are not terminated, novated or waived, unless as explicitly otherwise contemplated in this Agreement.

investment agreement (WeRide 2024)	8

5.1.3	In the event of any inconsistency between the terms of this Agreement and the Joint Venture Agreement, the terms of the Agreement shall prevail.

5.1.4	In the event of any inconsistency between the terms of this Agreement and the 2021 Side Letter, the terms of the Agreement shall prevail.

6	MISCELLANEOUS

6.1	Incorporation of terms

Clauses 1.2 (Interpretation), 13 (Confidentiality), 15 (No Partnership or Agency), 17 (Conflict with Articles of Association), 18.1 (Further assurances), 18.2 (Costs and expenses), 18.3 (Assignment), 18.4 (Entire Agreement), 18.5 (Remedies), 18.6 (Waiver and variation), 18.7 (No third party beneficiaries), 18.8 (Severability) and 18.9 (Notices) of the Joint Venture Agreement shall be incorporated into this Agreement (with such conforming changes as the context requires) as if set out in full in this Agreement.

6.2	Governing Law and Jurisdiction

6.2.1	This Agreement and any obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of the Netherlands.

6.2.2	Before arbitration proceedings, other than for urgent interim or protective measures, may be commenced or the Independent Expert procedure may be initiated under clause 12.3 of the Joint Venture Agreement in respect of any disputes arising out of or in connection with this Agreement, the Parties shall first endeavour to resolve such dispute in accordance with clause 6 of the Joint Venture Agreement.

6.2.3	Except as expressly otherwise provided in this Agreement and subject to Clause 6.2.2, any disputes arising out of or in connection with this Agreement, including regarding the existence or validity of this Agreement, and any obligations arising out of or in connection with this Agreement, shall, unless settled on an amicable and unanimous basis as described in clause 6 of the Joint Venture Agreement, be finally settled by arbitration in The Hague in the English language under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Each Shareholder hereto will be bound by the arbitration award rendered. The arbitration proceedings, including the arbitration award rendered, shall be confidential.

6.3	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

This AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

investment agreement (WeRide 2024)	9

SIGNATURE PAGE

/s/ Luca de Meo
Name:	Luca de Meo
Title:	Chairman of the Board

Signed by and on behalf of MMC

/s/ Takao Kato
Name:	Takao Kato
Title:	President & CEO

Signed by and on behalf of Nissan

/s/ Makoto Uchida
Name:	Makoto Uchida
Title:	Chief Executive Officer

Signed by and on behalf of the Company

/s/ Veronique Sarlat Depotte
Name:	Veronique Sarlat-Depotte
Title:	Chairman

investment agreement (WeRide 2024)

ANNEX

Share premium contribution agreement

investment agreement (WeRide 2024)